Exhibit 99.2
Item 6. Selected Financial Data
The following sets forth selected consolidated financial data for the years presented below as derived from our historical financial statements.
Five-Year Summary of Selected Financial Data
(in millions, except per share, stockholders and employees)

	For the Year Ended December 31,
	2004	2003	2002	2001	2000
See notes	(1)			(2)	(2)

Statement of Operating Information
Net sales	$7,300	$6,421	$5,727	$5,666	$6,349
Gross profit (3)	2,129	1,913	1,793	1,645	2,003
Earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting change	714	415	308	(66)	488
Earnings (loss) from continuing operations before cumulative effect of accounting change	496	288	210	(71)	296

Discontinued operations:
Income from discontinued line of business, net of income taxes	—	—	—	40	58
Gain (loss) on disposal of discontinued line of business, net of income tax	1	—	(7)	428	—

Cumulative effect of accounting change, net of income taxes	—	(8)	(773)	(2)	—

Net earnings (loss)	$497	$280	$(570)	$395	$354

As a % of Sales (3)
Gross profit	29.2%	29.8%	31.3%	29.0%	31.5%
Selling and administrative expense	13.6%	13.9%	15.1%	15.2%	14.9%
Research and development expense	3.6%	3.7%	4.4%	3.8%	3.3%

Per Common Share Data and Other Share Information
Earnings (loss) from continuing operations before cumulative effect of accounting change:
Basic	$2.22	$1.30	$0.95	$(0.32)	$1.34
Diluted	2.21	1.30	0.95	(0.32)	1.34
Cash dividends per common share	0.97	0.86	0.82	0.80	0.78
Common stock price:
High	$45.41	$43.05	$42.60	$38.70	$49.44
Low	35.90	26.26	30.19	24.90	24.38
Year-end close	44.23	42.71	32.48	34.63	36.31
Weighted average number of common shares outstanding — basic	222.9	221.5	220.9	220.2	219.5
Weighted average number of common shares outstanding — diluted	224.2	222.4	221.9	220.2	220.5

Balance Sheet Data (3)
Land, buildings and equipment, gross	$8,027	$7,706	$7,263	$6,624	$6,716
Total Assets	10,095	9,511	9,605	10,395	11,268
Current portion of long-term debt	11	10	48	11	11
Other short-term borrowings	66	98	132	167	545
Long-term debt	2,563	2,473	2,878	2,748	3,218

Total debt	2,640	2,581	3,058	2,926	3,774

Stockholders’ equity	3,697	3,357	3,119	3,841	3,653

Number of registered stockholders	8,726	9,106	9,140	9,234	9,226
Number of employees	16,691	17,245	17,611	18,210	20,248

(1)	The results of the year ended December 31, 2004 reflect the consolidation of a joint venture as of January 1, 2004. This joint venture was previously accounted for as an equity method investment in our reported results.

(2)	Prior year amounts include amortization of goodwill and indefinite-lived intangibles. In accordance with the adoption of SFAS No. 142, effective January 1, 2002, we ceased amortization of goodwill and indefinite-lived intangibles.

(3)	Reclassified to conform to current year presentation.
Also see 2004, 2003 and 2002 results in Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.

11